January 28, 2011

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

We are very pleased to report net income of $484,000 for the fourth quarter of 2010 for United Bancorp, Inc. While we experienced a loss for the full year 2010, that loss was considerably smaller than the loss we incurred for 2009, and the earnings for the most recent quarter represent our second consecutive profitable quarter.

United’s credit quality improved in 2010, and at year-end, our nonperforming loans and nonperforming assets were at the lowest levels since the second quarter of 2009. United also achieved strong financial performance in the areas of net interest income, noninterest income and expense control for the fourth quarter and twelve months ended December 31, 2010. The enclosed press release details our financial results for the most recent quarter and full year, and we encourage you to review it for more in-depth financial information.

In December, we successfully completed our public offering of United common stock, allowing us to bring United Bank & Trust into compliance with the capital requirements of its memorandum of understanding with its regulators.

We anticipate filing our annual report on Form 10-K with the Securities & Exchange Commission in February, 2011, and additional details of our financial results will be available at that time.

We continue to believe that our Community Financial Services Company model, which emphasizes a substantial core funding base and diversity of noninterest income sources, provides the platform that will help speed our return to consistent profitability. We encourage you to contact us with your questions or comments.

Sincerely,

David S. Hickman	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

United Bancorp, Inc. ● Post Office Box 1127 ● 2723 South State Street ● Ann Arbor,  Michigan  48104 ● Phone 734.214.3700